Exhibit 99.1

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Chad Lindbloom, chief financial officer (952) 937-7779

Tim Gagnon, director, investor relations (952) 683-5007

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS FIRST QUARTER RESULTS

MINNEAPOLIS, May 7, 2013 – C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ: CHRW), today reported financial results for the quarter ended March 31, 2013. Summarized financial results for the quarter ended March 31 are as follows (dollars in thousands, except per share data):

	Three months ended March 31,
	2013	2012	% change
Total revenues	$2,994,267	$2,552,114	17.3%
Net revenues:
Transportation
Truckload	$268,604	$263,582	1.9%
LTL	58,491	51,827	12.9%
Intermodal	9,101	9,711	-6.3%
Ocean	42,488	15,761	169.6%
Air	16,768	8,873	89.0%
Customs	8,606	3,400	153.1%
Other logistics services	17,194	14,062	22.3%

Total transportation	421,252	367,216	14.7%
Sourcing	31,846	31,943	-0.3%
Payment Services	2,624	15,587	-83.2%

Total net revenues	455,722	414,746	9.9%
Operating expenses	287,016	245,201	17.1%

Income from operations	168,706	169,545	-0.5%
Net income	$103,343	$106,500	-3.0%

Diluted EPS	$0.64	$0.65	-1.5%

Pro Forma Comparison—The following shows the effects of the disposition of the Company’s T-Chek Payment Services business, which was completed in October 2012, and the acquisition of Phoenix International Freight Services, Ltd. (“Phoenix”), which was completed in November 2012, as if these transactions had occurred at the beginning of 2012. A reconciliation of these pro forma measures for the first quarter of 2012 is described on page 4.

	2013 Reported	2012 Pro Forma	% change
Total net revenues (2)	$455,722	$438,852	3.8%
Income from operations	168,706	168,199	0.3%

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C.H. Robinson Worldwide, Inc.

May 7, 2013

Discussion of First Quarter 2013 Results

“Our results for the first quarter of 2013 reflect the slower growth and continued margin contraction that we have seen in the markets we serve. They also reflect our continued investments in our future and adjusting to the changes we see. We remain positive in our long term performance outlook. Our investments, including the acquisitions executed last year, continue to drive our revenue growth and ability to service the global supply chain needs of our customers,” said John P. Wiehoff, chairman and chief executive officer of C.H. Robinson.

Our truckload net revenues increased 1.9 percent in the first quarter of 2013 compared to the first quarter of 2012. Our truckload volumes increased approximately nine percent in the first quarter of 2013 compared to the first quarter of 2012. Our North American truckload volumes increased approximately five percent. We estimate that our acquisition of Apreo Logistics S.A. (“Apreo”), which was completed in October 2012, contributed approximately four percent to our volume growth in the first quarter of 2013. The Apreo business has a large number of short haul shipments in Poland. Our truckload net revenue margin decreased in the first quarter of 2013 compared to the first quarter of 2012, due primarily to increased cost per mile. In North America, excluding the estimated impacts of the change in fuel, our average truckload rate per mile charged to our customers increased approximately 1.5 percent in the first quarter of 2013 compared to the first quarter of 2012. In North America, our truckload transportation costs increased approximately 2.5 percent, excluding the estimated impacts of the change in fuel.

Our less-than-truckload (“LTL”) net revenues increased 12.9 percent in the first quarter of 2013 compared to the first quarter of 2012. The increase was driven by an increase in total shipments of approximately 12 percent.

Our intermodal net revenues decreased 6.3 percent in the first quarter of 2013 compared to the first quarter of 2012. This was primarily due to decreased net revenue margin and slight decline in volume. Our net revenue margin decline was due to a change in our mix of business and increased cost of capacity.

Our ocean transportation net revenues increased 169.6 percent in the first quarter of 2013 compared to the first quarter of 2012. This increase was primarily due to our acquisition of Phoenix in November 2012.

Our air transportation net revenues increased 89.0 percent in the first quarter of 2013 compared to the first quarter of 2012. This increase was primarily due to our acquisition of Phoenix.

Our customs net revenues increased 153.1 percent in the first quarter of 2013 compared to the first quarter of 2012. This increase was primarily due to our acquisition of Phoenix.

Other logistics services net revenues, which include transportation management services, warehousing, and small parcel, increased 22.3 percent in the first quarter of 2013 compared to the first quarter of 2012. This was primarily due to transaction increases in our transportation management services.

Sourcing net revenues decreased 0.3 percent in the first quarter of 2013 compared to the first quarter of 2012. This was due to decreased net revenue margin, partially offset by increased volumes.

Our payment services net revenues decreased 83.2 percent in the first quarter of 2013 due to the T-Chek divestiture in the fourth quarter of 2012.

For the first quarter, operating expenses increased 17.1 percent to $287.0 million in 2013 from $245.2 million in 2012. Operating expenses as a percentage of net revenues increased to 63.0 percent in 2013 from 59.1 percent in 2012. During the first quarter of 2013, operating expenses grew faster than net revenues primarily as a result of the impact of Phoenix operations. Phoenix has a higher operating expense to net revenue ratio than C.H. Robinson has historically experienced.

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C.H. Robinson Worldwide, Inc.

May 7, 2013

For the first quarter, personnel expenses increased 15.9 percent to $212.6 million in 2013 from $183.4 million in 2012. This was due to an increase in our average headcount of approximately 31 percent, related primarily to the acquisitions of Phoenix and Apreo in the fourth quarter of 2012, partially offset by declines in incentive plans that are designed to keep expenses variable with changes in net revenues and profitability. The increase in personnel expenses was also partially offset by the divestiture of T-Chek in October 2012.

For the first quarter, other selling, general, and administrative expenses increased 20.4 percent to $74.4 million in 2013 from $61.8 million in 2012. This increase was driven primarily by Phoenix operations, partially offset by the divestiture of T-Chek. For the first quarter, acquisition amortization expense increased to $5.0 million in 2013 from $0.8 million in 2012 primarily as a result of the definite-lived intangible assets recorded in connection with the acquisition of Phoenix.

For the first quarter, we used cash of $111.8 million to fund income taxes primarily related to the gain on the divestiture of T-Chek.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 42,000 active customers through a network of 276 offices in North America, South America, Europe, Asia, and Australia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 56,000 transportation providers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call and we undertake no obligation to update the replay.

Non-GAAP vs. GAAP Financial and Pro Forma Financial Measures

To assist investors in understanding our financial performance, we supplement the financial results that are generated in accordance with the accounting principles generally accepted in the United States, or GAAP, with non-GAAP financial measures from time to time. We use non-GAAP measures, including those set forth in this release, to assess our operating performance for the quarter. Management believes that these non-GAAP financial measures reflect an additional way of analyzing aspects of our ongoing operations that, when viewed

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C.H. Robinson Worldwide, Inc.

May 7, 2013

with our GAAP results, provides a more complete understanding of the factors and trends affecting our business. However, non-GAAP results should not be regarded as a substitute for corresponding GAAP measures, and should be viewed in conjunction with our consolidated financial statements prepared in accordance with GAAP. To provide investors with information to assist them in assessing our financial results on a comparable basis with historical results, we have provided financial measures in this press release that include the effects of the disposition of T-Chek and the acquisition of Phoenix as if they had occurred at the beginning of our 2012 fiscal year.

A reconciliation of our reported results to pro forma financial measures for the quarter ended March 31, 2012 is as follows (dollars in thousands):

	Reported	T-Chek Operations (1)	Phoenix Operations (1)	Pro Forma
Total revenues	$2,552,114	$(12,775)	$187,192	$2,726,531
Purchased transportation and related services	1,809,581	—	150,311	1,959,892
Purchased products sourced for resale	327,787	—	—	327,787

Total purchased services and products	2,137,368	—	150,311	2,287,679

Net revenues (2)	414,746	(12,775)	36,881	438,852
Personnel expenses	183,438	(4,105)	19,681	199,014
Selling, general and administrative expenses	60,921	(2,988)	8,798	66,731
Amortization of acquisition intangibles	842	—	4,066	4,908

Total other operating expenses	245,201	(7,093)	32,545	270,653

Income from operations	$169,545	$(5,682)	$4,336	$168,199

1.	Adjustments have been made to historical Phoenix operations for the amortization expense of finite-lived intangible assets recorded in connection with the acquisition ($4.1 million), rent expense for lease agreements entered into in connection with the acquisition ($84 thousand), and depreciation on a building acquired in the acquisition ($37 thousand). There were no pro forma adjustments to the T-Chek historical results.
2.	Net revenues are our total revenues less purchased transportation and related services, including contracted motor carrier, rail, ocean, air, and other costs, and the purchased price and services related to the products we source.

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C.H. Robinson Worldwide, Inc.

May 7, 2013

Conference Call Information:

C.H. Robinson Worldwide First Quarter 2013 Earnings Conference Call

Tuesday May 7, 2013 5:00 p.m. Eastern Time

The call will be limited to 60 minutes, including questions and answers.

Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com

To participate in the conference call by telephone, please call ten minutes early by dialing: 877-941-6009

Callers should reference the conference ID, which is 4613551

Webcast replay available through Investor Relations link at www.chrobinson.com

Telephone audio replay available until 12:59 a.m. Eastern Time on May 10: 800-406-7325; passcode: 4613551#

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C.H. Robinson Worldwide, Inc.

May 7, 2013

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share data)

	Three months ended March 31,
	2013	2012
Revenues:
Transportation	$2,603,182	$2,176,797
Sourcing	387,852	359,730
Payment Services	3,233	15,587

Total revenues	2,994,267	2,552,114

Costs and expenses:
Purchased transportation and related services	2,181,930	1,809,581
Purchased products sourced for resale	356,006	327,787
Purchased payment services	609	—
Personnel expenses	212,645	183,438
Other selling, general, and administrative expenses	74,371	61,763

Total costs and expenses	2,825,561	2,382,569

Income from operations	168,706	169,545

Investment and other (expense) income	(60)	214

Income before provision for income taxes	168,646	169,759
Provision for income taxes	65,303	63,259

Net income	$103,343	$106,500

Net income per share (basic)	$0.64	$0.65
Net income per share (diluted)	$0.64	$0.65
Weighted average shares outstanding (basic)	160,637	162,693
Weighted average shares outstanding (diluted)	160,690	163,023

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C.H. Robinson Worldwide, Inc.

May 7, 2013

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$159,900	$210,019
Receivables, net	1,469,826	1,412,136
Other current assets	60,853	50,135

Total current assets	1,690,579	1,672,290
Property and equipment, net	150,896	149,851
Intangible and other assets	989,085	982,084

Total Assets	$2,830,560	$2,804,225

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$758,729	$707,476
Accrued compensation	52,400	103,343
Income taxes	9,964	121,581
Other accrued expenses	37,705	46,171
Current portion of debt	390,629	253,646

Total current liabilities	1,249,427	1,232,217
Noncurrent income taxes payable	20,402	20,590
Deferred tax liabilities	70,101	45,113
Other long term liabilities	945	1,933

Total liabilities	1,340,875	1,299,853
Total stockholders’ investment	1,489,685	1,504,372

Total liabilities and stockholders’ investment	$2,830,560	$2,804,225

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C.H. Robinson Worldwide, Inc.

May 7, 2013

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited, in thousands, except operational data)

	Three months ended March 31,
	2013	2012
Operating activities:
Net income	$103,343	$106,500
Stock-based compensation	5,115	9,766
Depreciation and amortization	13,807	8,417
Provision for doubtful accounts	2,293	4,846
Deferred income taxes	27,303	4,152
Other	40	210
Changes in operating elements, net of effects of acquisitions:
Receivables	(74,267)	(60,588)
Prepaid expenses and other	(12,158)	800
Accounts payable and outstanding checks	51,238	43,138
Accrued compensation and profit-sharing contribution	(49,920)	(69,664)
Accrued income taxes	(111,805)	37,936
Other accrued liabilities	(13,039)	(8,429)

Net cash (used in) provided by operating activities	(58,050)	77,084
Investing activities:
Purchases of property and equipment	(8,745)	(9,888)
Purchases and development of software	(1,432)	(3,932)
Other	43	4

Net cash used for investing activities	(10,134)	(13,816)
Financing activities:
Borrowings on line of credit	1,008,000	—
Repayments on line of credit	(871,017)	—
Payment of contingent purchase price	(927)	(11,613)
Net repurchases of common stock	(84,510)	(64,991)
Excess tax benefit on stock-based compensation	23,554	5,999
Cash dividends	(56,473)	(54,725)

Net cash provided by (used for) financing activities	18,627	(125,330)
Effect of exchange rates on cash	(562)	(242)

Net change in cash and cash equivalents	(50,119)	(62,304)
Cash and cash equivalents, beginning of period	210,019	373,669

Cash and cash equivalents, end of period	$159,900	$311,365

	As of March 31,
	2013	2012
Operational Data:
Employees	11,144	8,491
Branches	276	235

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